Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99.1

Date:	January 22, 2009

For Release:	Immediate

Contact:	Yolanda Pollard (Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary Fourth Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects fourth quarter 2008 as-reported earnings of approximately $0.88 per share and operational earnings of $0.98 per share compared to as-reported results of $0.96 per share and operational results of $1.12 per share in fourth quarter 2007.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. As-reported earnings in fourth quarter 2008 will include a special item at Utility, Parent and Other for expenses associated with outside services provided during the quarter in connection with the non-utility nuclear spin-off transaction. Special items included in Entergy's earnings for fourth quarter 2007 included costs associated with the nuclear realignment initiative at Utility, Parent and Other and Entergy Nuclear.

The decrease in fourth quarter 2008 operational earnings is due primarily to lower earnings at Utility, Parent and Other partially offset by higher earnings at Entergy Nuclear compared to fourth quarter 2007. Earnings for Entergy's Non-nuclear Wholesale Assets business are flat quarter over quarter. Entergy's earnings for the current period include the positive effect of accretion associated with the company's share repurchase program.

Utility, Parent and Other results in fourth quarter 2008 were lower compared to earnings in fourth quarter 2007 due primarily to the effects of higher income tax expense and regulatory charges recorded during the quarter associated with proceedings at Entergy Arkansas, Inc.

At Entergy Arkansas, costs previously accumulated in the company's storm reserve and removal costs associated with the termination of a lease were not approved for recovery by the Arkansas Public Service Commission in June 2007. Entergy Arkansas appealed this decision and in December 2008 the Arkansas Court of Appeals upheld almost all aspects of the APSC decision, including non-recovery of these costs. Considering the progress of the proceeding, Entergy Arkansas recorded a charge associated with these costs in the fourth quarter. Management continues to believe Entergy Arkansas is entitled to recover these prudently incurred costs, however, and filed a petition for review before the Arkansas Supreme Court, requesting a review of the appeal decision.

In addition, Utility, Parent and Other results in fourth quarter 2008 reflect an unfavorable weather effect. Weather was milder than normal in fourth quarter 2008 compared to 2007.

The quarter on quarter increase in earnings at Entergy Nuclear is attributed to higher revenue, primarily from higher energy pricing and lower income tax expense.

On January 15, 2009, Entergy announced that during the period between February 2, 2009 and February 11, 2009, it will conduct on a date or dates selected by Entergy a remarketing of its Senior Notes, Series A. The earnings per share calculations reflected in this news release assume a successful remarketing. Pursuant to generally accepted accounting principles, if the remarketing were to fail, for Form 10-K presentation purposes, the estimated number of shares issuable at the end of 2008 would be reflected in the fully diluted earnings per share calculation, causing the number of shares to increase compared to the amount reflected in this news release.

A teleconference will be held on February 3, 2009 at 10:00 a.m. CT to discuss Entergy's fourth quarter 2008 earnings announcement, and may be accessed by dialing (785) 830-1925, confirmation code 6436840, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 6436840.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,300 employees.

Additional investor information can be accessed online at

www.entergy.com/investor_relations

In this news release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy's Form 10-K for the year ended December 31, 2007, (ii) Entergy's Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2008 and (iii) Entergy's other reports and filings made under the Securities Exchange Act of 1934,(b)the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings):(i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.